Exhibit 99.1

ARIAD and Bellicum Announce Revised License Agreement for ARIAD’s Cell-Signaling Technology

CAMBRIDGE, Mass. & HOUSTON--(BUSINESS WIRE)--October 6, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ:ARIA) and Bellicum Pharmaceuticals, Inc. today announced a restructuring of their license agreement for ARIAD’s cell-signaling technology. ARIAD will receive $50 million in exchange for a fully paid up license to this technology and return of its equity stake in closely held Bellicum. The scope of the license and the field of use were also expanded as part of the amendment.

Under the terms of the revised agreement, ARIAD will receive $50 million in three installments: $15 million upon signing of the agreement, $20 million by June 30, 2015, and $15 million by June 30, 2016. The last payment may be accelerated to the fourth quarter of 2015 under certain circumstances. The restructured agreement gives Bellicum a worldwide exclusive license to ARIAD’s cell-signaling technology for broad use in human cell therapies for all diseases on a royalty- and milestone-free basis.

ARIAD’s technology involves the use of a small-molecule drug, such as AP1903, to activate cell signaling and other cellular events. Bellicum is developing controllable stem-cell transplant, chimeric-antigen receptor (CAR) T cell and cancer vaccine product candidates in a variety of blood and solid tumor cancers and in non-malignant genetic diseases.

“This license restructuring allows Bellicum to fully exploit our specialized cell signaling switches and related platforms, free of future royalty or milestone obligations to ARIAD,” stated Tom Farrell, Bellicum’s chief executive officer. “The expanded license also includes additional cell-signaling technology that may enable future products with dual control switches.”

“The amended agreement with Bellicum allows ARIAD to realize substantial non-dilutive funding from our legacy program based on small-molecule regulation of cell signaling, while maintaining our strategic focus on bringing breakthrough medicines to cancer patients in need,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

Outside the Bellicum field of use, ARIAD has also licensed certain aspects of the technology to REGENXBIO, Inc., and Clontech Laboratories, Inc. These license agreements remain unchanged.

About Bellicum Pharmaceuticals

Bellicum is developing safer and more effective cell therapies to treat cancers and other chronic and life-threatening diseases. The Company’s proprietary cell-based therapies incorporate either the CaspaCIDe® self-destruct switch to enable the rapid elimination of cell treatments that become toxic, or the DeCIDe® activation switch for controlled activation of dendritic cells to improve efficacy and safety. Cells engineered with either CaspaCIDe or DeCIDe are activated via infusion with the small-molecule drug AP1903. Bellicum is advancing clinical programs in cellular transplants to reduce or eliminate graft vs. host disease, and in prostate cancer with a potentially more potent immunotherapy. The Company’s product discovery group is also working on novel technologies for controlled expansion and activation of other cell types, including CAR T cells, TCRs and TILs. For more information, please visit www.bellicum.com.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to future payment obligations, ARIAD and Bellicum cell-signaling technologies, and the development of future products. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, and other factors detailed in ARIAD's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. After the date of this document, neither ARIAD nor Bellicum intends to update any of the forward-looking statements to conform to actual results or to changes in their expectations, except as required by law.

CONTACT:
For ARIAD Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For ARIAD Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com
or
For Bellicum Investors
Peter Rahmer, 646-378-2973
prahmer@troutgroup.com
or
For Bellicum Media
Brad Miles, 646-513-3125
bmiles@bmccommunications.com